Exhibit 23.1

We consent to the inclusion in the Registration Statements on Forms S-1 of Hacer, Inc. (hereinafter the “Company”) of our report dated January 26, 2011 with respect to the balance sheet as of November 15, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on October 27, 2010 through November 15, 2010 of the Company included in this Registration Statements (Forms S-1) for the period from the date of inception on October 27, 2010 through November 15, 2010.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
April 12, 2011 ___________________________________
Date